Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES ADDITIONAL AUTHORIZATION UNDER SHARE REPURCHASE PROGRAM, AN INCREASE IN ITS QUARTERLY CASH DIVIDEND AND VOTING RESULTS
FOR ITS 2018 ANNUAL MEETING OF STOCKHOLDERS
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COVINGTON, LA. (May 3, 2018) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an additional $200.0 million under its existing share repurchase program for the purchase of the Company’s common stock in the open market at prevailing market prices or in privately negotiated transactions. This amount adds to the $36.7 million remaining under its existing authorization as of May 2, 2018, bringing its total authorization available to $236.7 million.

The Company also announced that the Board has declared a quarterly cash dividend of $0.45 per share, a 22% increase over the previous quarterly dividend amount of $0.37 per share. The dividend is payable on June 1, 2018 to stockholders of record on May 18, 2018. As of May 2, 2018, there were 40,470,997 shares of common stock outstanding.

At POOLCORP’s Annual Meeting of Stockholders on May 2, 2018, stockholders elected Andrew W. Code, Timothy M. Graven, Manuel J. Perez de la Mesa, Harlan F. Seymour, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.

The voting results on the other proposals for this year’s meeting are as follows:

▪	ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018; and

▪	approval of the compensation of our named executive officers as disclosed in our Proxy Statement (the advisory say-on-pay vote).

At the annual meeting, Mr. Stokely, Chairman of the Board, commented, “As directors, our core responsibility is to oversee the best interests of the company and its shareholders. We are privileged to serve on a board that includes members with differing perspectives and backgrounds that come together to guide the company in the same direction. As we focus on doing the right things, the quality of life for our shareholders, customers and employees improves, which is the driving force in our oversight.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 354 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com